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                                  EXHIBIT 10.27

                    AMENDMENT NO. 16 TO EMPLOYMENT AGREEMENT

         This AGREEMENT dated as of March 1, 2003 by and between Sandra E. Laney ("Employee") and Chemed Corporation ("Company").


                                   WITNESSETH:

         WHEREAS, Employee and the Company entered into an Employment Agreement dated as of May 2, 1988 as amended May 15, 1989, May 21, 1990, May 20, 1991, May 18, 1992, May 17, 1993, May 16, 1994, May 15, 1995, May 20, 1996, May 16, 1997,
May 18, 1998, May 17, 1999, May 15, 2000, May 21, 2001, January 2, 2002 and
August 7, 2002 (collectively with all amendments, the "Employment Agreement");
and

         WHEREAS, Employee and the Company desire to further amend the Employment in certain respects.

         NOW, THEREFORE, Employee and the Company mutually agree that the Employment Agreement shall be amended, effective as of March 1, 2003 (the "Effective Date"), as follows:

         1. As of the Effective Date, the Company and the Employee hereby terminate the employment relationship between them by mutual agreement in the manner set forth below.

         2. Sections 1, 2, 3, 5 and Section 6.6 of the Employment Agreement are hereby terminated in their entirety. The remaining Sections of the Employment Agreement shall survive this Agreement on the terms set forth in the Employment Agreement.

         3. Company is paying Employee One Million Dollars ($1,000,000.00) on execution hereof. Commencing March 1, 2003 and on the last day of each month thereafter through and including, but not after May 30, 2007, Employee shall be paid severance pay at the rate of Fifty-Two Thousand Seven Hundred Eighty-Eight Dollars ($52,788.00) per month subject to the set-off provision of the Employment Agreement. Except as set forth in Section 4 of this Amendment, Employee shall not participate in any other employee benefit program. The payments set forth in this Section 3 of this Agreement shall represent full and complete payment for all purposes under the Employment Agreement. In the event of the death of the Employee at any time before she has received full payment of the severance pay set forth in Section 3, the monthly severance payments otherwise payable to the Employee if she had survived shall be paid to the Executor of the Estate of the Employee, or to such other party as the Employee may hereafter designate by written instructions delivered to the Secretary of the Company.

         4. As of the Effective Date, the Employee will cease to participate in the benefit plans of the Company, with the exception of the benefit plan payments made in 2003 with respect to 2002 service; her continued participation in group life insurance programs, to the extent possible; and her continued participation in split dollar life insurance programs, provided



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the Company continues to make such split dollar programs available to other employees. Subject to any rights Employee may have under the Consolidated Omnibus Budget Recognition Act of 1985, the Employee shall continue to have the right to participate in the Company's health insurance plan (at the same cost as provided to other participants) and the Company's dental plan for the period of the shorter of (a) the duration of payments under this Agreement or (b) the commencement of Employee's employment with an employer which offers healthcare insurance to other employees.

         5. Except as set forth in Section 4, the payments to be made pursuant to Section 3 hereof shall represent full and final payments of any and all claims for wages, bonuses, awards and compensation of any nature whatsoever relating to the employment or other service of Employee for Company for all purposes including, without limitation, claims for severance.

         6. It is expressly acknowledged that the Company will withhold from the payments hereunder all required taxes and other withholding items, including but not limited to Employee's portion of F.I.C.A. taxes.

         7. The Company and the Employee, each for itself or herself, as the case may be, does hereby release the other, including the Company's directors, officers, employees, agents, subsidiaries and affiliates from any and all claims or causes of action related to the Employee's status and service as officer, director and shareholder of Employee of the Company, its subsidiaries and affiliates, or the terminations thereof, except that this release shall not apply to the specific obligations pursuant to its Certificate of Incorporation and By-Laws and pursuant to those certain Indemnification Agreements between the Employee and the Company nor shall this release apply to the obligations of any subsidiary or affiliate of the Company pursuant to similar indemnification undertakings and agreements, all of which shall remain in full force and effect.

         8. In the event Company is considering suspension or termination of any amounts payable under this Amendment, Company shall give thirty (30) days prior written notice to Employee, setting forth the reason for the contemplated suspension or termination. Employee shall then have forty-five (45) days to cure any breach of this Agreement.

         9. Employee hereby resigns her position as officer of Chemed Corporation and of all companies affiliated with Chemed Corporation and resigns all directorships of Chemed affiliates, but not of Chemed, itself.

         10. Except as specifically amended in this Amendment No. 16 to the Employment Agreement, the Employment Agreement shall continue in full force and effect in accordance with its original terms, conditions and provisions. The remedies and protections afforded to the Company hereunder are cumulative with those provided by the Employment Agreement and shall be given the broadest meaning provided by law as set forth in this Agreement and the Employment Agreement.

         11. This Agreement shall be binding upon the parties' heirs, executors, administrators, representatives, successors and assigns, as the case may be. This Agreement and its terms shall be governed by the laws of the State of Ohio.




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         12. During such period as Employee serves as director of activities of
Chemed's airport operations, she shall be provided office space, secretarial support, and parking at Chemed's downtown parking facilities.

         13. Employee shall have the right at any time to purchase her office furnishings at an aggregate cost of $250 over the book value.

         14. For purposes of Chemed's Incentive Stock Option Plans, Employee shall remain an "eligible employee" for the longer of (a) the duration of her service as a director of the Company or (b) April 7, 2007.

         IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date first above written.


ATTEST:                                 CHEMED CORPORATION


  /s/ Naomi C. Dallob                   By:    /s/ Kevin J. McNamara
----------------------------------          -------------------------------

Its:  Vice President & Secretary        Its: President & Chief Executive Officer
      ----------------------------           -----------------------------------

WITNESS:
                                         /s/ Sandra E. Laney
                                        ------------------------------------
                                        Sandra E. Laney
  /s/ Naomi C. Dallob
----------------------------------